Exhibit 16.1

August 31, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Berkovits, Lago and Company, LLP was previously principal auditor of Distribution Management Services, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended May 31, 2003. Effective August 24, 2005, we resigned as principal auditors. We have read the Company’s statements included under Item 4 of its Form 8-K dated August 31, 2005, and we agree with such statements.

Very truly yours,

/s/ Berkovits, Lago and Company, LLP